Exhibit 10.45

October 19, 2007

Mr. Chris Glenn

18 Viewway

Nedlands WA 6009

Dear Chris:

The general conditions of engagement are outlined below:

1.     Commencement Date:  7 January, 2008

2.     Appointment: Managing Director, Australasia

3.     Job Description: An outline of the job has been discussed.  Your responsibilities include all aspects of P&L for both Channell Australia Pty., Ltd. and Bushman Tanks, encompassing the Australasia region.  The company reserves the right to vary or add duties as required.

4.     Salary:  The salary for this position will be set at $385,000 per annum (base), paid monthly.  This salary is inclusive of all penalty and overtime payments.  Additionally, a vehicle allowance of $27,000 per annum will be paid monthly, covering all vehicle costs. The vehicle allowance can also be in the form of a novated lease arrangement. The salary and vehicle allowance will be reviewed annually.

This salary does not include the Company’s responsibilities under the Superannuation Guarantee Act, which will be paid as per Item 11.

Probationary Period: 6 months

5.     Options: Upon hire, the Company will provide 10,000 options of Channell Commercial Corporation stock at the market value after Board approval.  These options will include a pro rated, 3-year vesting period.

6.     Bonuses: The Company will provide for participation in both a short-term and long-term bonus plan.  The short-term plan will allow for a maximum bonus of 40% of base salary and will be based upon the individual performances of

Bushman Tanks and Channell Australia Pty., Ltd.  The split by company will be 15% dedicated for Channell and 25% for Bushmans.  The parameters of your bonus will be based on the following elements as it relates to Bushmans in 2008:

Cash flow from operations	50% of bonus
Revenue growth	15% of bonus
EPS growth	25% of bonus
Develop two-year business plan for urban market (by March 2008)	10% of bonus

Additionally, the parameters for the Channell portion of your annual bonus will be as follows:

Revenue growth	30% of bonus
EPS growth	40% of bonus
Develop 3-year business plan (by May 2008)	30% of bonus

These percentages will be reviewed and revised annually in conjunction with the Company’s annual planning process.  The short-term bonus will be paid in January of the following year except for the EPS growth elements which will be paid upon the filing of Channell Commercial Corporation’s Form 10-K with the Securities and Exchange Commission.

The long-term plan will be in the form of an LTIP (Long-Term Incentive Plan) based upon the contribution of the Australasia region to the overall market performance of the parent company.  The plan will cover a 3-year period, and if the percentage market capitalization increase for any year is 20% or greater (calculated by using the volume weighted average price (VWAP) for the final 60 days of the calendar year vs. beginning year stock price), the plan will provide a payout calculated as a percentage of the Australasia region earnings versus the consolidated earnings of Channell Commercial Corporation.  This percentage will be multiplied by 1% of the absolute market capitalization increase for such year, subject to a maximum payout of $150,000 for any one year.  For example, if Australasia contributes 60% of the company’s overall earnings for a period, and the 20% market capitalization increase threshold is met, the payout would be 0.6% times the absolute market capitalization increase in dollars (subject to the $150,000 maximum).

For each year the LTIP is earned, 50% of the amount earned during that year will be paid in January of the following year with the remainder paid upon the filing of the Company’s Form 10-K with the Securities and Exchange

Commission, which is due no later than March 31 of the following year.  You agree that you will remain employed with the Company until June 30 of the year following the LTIP payout or forfeit 50% of that year’s LTIP earnings.

7.     Annual Leave: Your entitlement will be 20 recreational days leave per year.  Dates and times of this leave are by mutual agreement with your supervisor.  No annual leave loading applies.

8.     Sick Leave: Allowance of 10 sick days first year, after probationary period and 10 days annually thereafter.

9.     Long Service Leave: Provisions as stipulated in the NSW Long Service Leave Act.

10.   Superannuation:  Contribution to Sunsuper, or a complying fund of the executive’s choice as per legislation with availability of voluntary contributions, if required (currently 9%).

11.   Hours of Work: As a member of senior management, you will be expected to work as many hours as necessary in order to perform your duties at a professional level, including any additional hours that may be required on weekends.

12.   Place of Work: You will be provided with office facilities and support at 3 Healey Circuit, Huntingwood, NSW 2148.

13.   Period of Notice:

(a) By the executive: Should you wish to terminate your employment, 8 weeks notice is required.  Failure to provide proper notice will result in the forfeiture of any accrued incentive compensation.

(b) By the company: After probationary period expires this agreement may be terminated at any time by the company giving not less than six months’ notice in writing during the first two years of employment except in the event of termination for cause where no notice period will be required.  The notice period will be increased by one month after completion of each additional year of employment after the initial two-year period.  The maximum notice period will be twelve months after completion of eight years of service.

(c) Change of control:  In the event of termination by the executive when a change of control occurs, 8 weeks notice is required.  In the event of termination by the company when a change of control occurs, six months pay in lieu of notice will be provided, irrespective of the length of service.

14.   Confidentiality:  While employed with the Company and after termination of your employment with the Company for whatever reason, to the extent that this condition will survive the termination of your employment by the Company, for whatever reason, you shall be indefinitely restrained from giving to any person other than a director of the Company any “confidential information” (which term includes but is not limited to any documents or information marked as confidential and any information received or developed by you in the course of your employment, which is not publicly available and relates to the business, work or interests of the Company including but not limited to specifications, discoveries, invention (whether patentable or not), copyright such as manuals, technical data, trade secrets, financial information, computer software developed by and for the Company, and marketing information (such as customer lists) which has come to your notice during your employment with, or as a result of you having been employed by, the Company).

Any breach of confidentiality will lead to immediate dismissal.

Furthermore, upon acceptance of this offer, you will be required to sign a patent protection document for the company.

15.   Reporting:  You will report directly to the President and Chief Executive Officer of the parent company in the US. The Managing Director of Australasia will be responsible for running and directing the operations in accordance with the approved business plan based on the current business environment and always in compliance with corporate governance policies.

16.   Environment:  The Company’s workplace environment in the context of all legislation or Company policies, regulations and procedures must be observed in all instances.

17.   Instant Dismissal:  It is agreed that the company may instantly dismiss you for serious misconduct including but not limited to the following:

a)	Serious neglect of duty.
b)	Extreme inefficiency or incompetence.
c)	Gross insubordination and abuse.
d)	Dishonesty including theft.
e)	Drunkenness or taking illegal drugs.
f)	Forms of serious misbehavior, including fighting.
g)	Serious willful disobedience.
h)	Breaches of the OH&S or Company Policies.

i)      Severe damage to company property and recurring loss of company property.

j)      Refusing a Random Drug and Alcohol test.

k)     Convicted of a serious crime.

18.   Directors and Officers Indemnity Insurance: The companies will provide directors and officers liability insurance.

If the foregoing arrangements are acceptable to you, please signify acceptance by signing and returning the enclosed copy of this letter.  You will be requested to pass a physical and drug test to qualify for this position.  We will notify you of the location in Perth to fulfill this request.

Yours sincerely,

/s/ William H. Channell, Jr.
William H. Channell, Jr.
President and Chief Executive Officer

Signed and Accepted:

/s/ Chris Glenn
Chris Glenn

Dated:	23/10/07

jb
cc:	Pat McCready
George Apostolidis